Exhibit 5.1

Bullivant Houser Bailey PC
1415 L Street Suite 1000
Sacramento, CA 95814

January 2, 2007

Board of Directors

United Security Bancshares

2126 Inyo Street

Fresno, CA 93721

Re:          Common Stock of United Security Bancshares

Dear Gentlemen:

We act as counsel to United Security Bancshares, a California corporation (the “Company”), in connection with the registration of up to 1,192,821 shares of common stock, no par value, of the Company (the “Shares”) under the Securities Act of 1933, as amended (the Securities Act”).  The Shares are further described in the Company’s registration statement on Form S-4 filed with the Commission on or about December 6, 2006 (the “Registration Statement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the law applicable to corporations of the State of California.

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus and the supplements to the prospectus, which is part thereof (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that the Shares to be issued pursuant to the Registration Statement will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.  By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Bullivant Houser Bailey PC

BULLIVANT HOUSER BAILEY PC